Exhibit 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES CLOSING OF EXCHANGE OFFER
FOR $500 MILLION OF ITS 5% SENIOR NOTES DUE 2024

DENVER, CO — June 25, 2014 — SM Energy Company (NYSE: SM) today announces the closing of its offer to exchange $500 million of its 5% Senior Notes due 2024, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for $500 million of its outstanding 5% Senior Notes due 2024, which were issued on May 20, 2013, in a private placement (the “Original Notes”).

The exchange offer expired at 5:00 p.m. New York City time on June 24, 2014 with $500 million in aggregate principal amount of the Original Notes having been validly tendered in exchange for an equal amount of Exchange Notes.

This press release is not an offer to buy or sell or the solicitation of an offer to buy or sell any of the securities described herein, nor shall there be any offer, solicitation or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. A registration statement on Form S-4 relating to the exchange offer was declared effective by the Securities and Exchange Commission on May 20, 2014. The exchange offer was made only pursuant to the exchange offer documents that were distributed to holders of the Original Notes, including the prospectus dated May 23, 2014, and the related letter of transmittal.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY CONTACTS:

MEDIA:

Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:

James Edwards, ir@sm-energy.com, 303-837-2444